AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2005

                                                     REGISTRATION NO. 333-122937
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 2 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ATTUNITY LTD
             (Exact name of Registrant as specified in its charter)

              ISRAEL                                      NOT APPLICABLE
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)

                                  ATTUNITY LTD
              EINSTEIN BUILDING, TIRAT CARMEL, HAIFA 39101, ISRAEL
                             TEL. (972)(4) 855-9660
   (Address and telephone number of Registrant's principal executive offices)

                             ----------------------

                                  ATTUNITY INC.
                   ATTN.: OFER SEGEV, CHIEF FINANCIAL OFFICER
                                 40 AUDUBON ROAD
                         WAKEFIELD, MASSACHUSETTS 01880
                               TEL. (781) 213-5200
            (Name, address and telephone number of agent for service)

                             ----------------------


         COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
                     AGENT FOR SERVICE, SHOULD BE SENT TO:

         ODED ERAN, ADV.                            STEVEN J. GLUSBAND, ESQ.
   GOLDFARB, LEVY, ERAN & CO.                     CARTER LEDYARD & MILBURN LLP
       EUROPE-ISRAEL TOWER                               2 WALL STREET
        2 WEIZMANN STREET                              NEW YORK, NY 10005
     TEL AVIV 64239, ISRAEL                            TEL: 212-238-8605
     TEL: (+972 3) 608-9999                            FAX: 212-732-3232
     FAX: (+972 3) 608-9908


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box. [_]

                             ----------------------


                         CALCULATION OF REGISTRATION FEE

                                                        Proposed
    Title of each class of                               maximum            Proposed         Amount of
          securities                 Amount to be   aggregate price     maximum aggregate  registration
       to be registered              registered(1)     per share         offering price       fee (2)
       ----------------              -------------     ---------         --------------       -------
Ordinary shares, par value NIS
   0.1 per share                      1,018,182        $2.85  (3)       $2,901,818.70 (3)   $341.54 (3)

Ordinary shares, par value NIS
   0.1 per share                        120,000        $2.225 (4)       $  267,000    (4)   $ 31.43 (4)

       Total                          1,138,182           N/A           $3,168,818.70       $372.97

     (1) The Registration Statement also includes an indeterminate number of the Registrant's ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

     (2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.0001177.

     (3) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($2.90 and $2.80, respectively) of the Registrant's ordinary shares as quoted on the NASDAQ National Market on February 18, 2005. This fee was paid with the original filing of the Registration Statement on February 22, 2005.

     (4) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices $2.32 and $2.13, respectively) of the Registrant's ordinary shares as quoted on the NASDAQ National Market on September 14, 2005. This additional fee is being paid with this Amendment No. 2 to the Registration Statement.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER __, 2005

PROSPECTUS

                                  ATTUNITY LTD

                            1,138,182 ORDINARY SHARES

     This prospectus relates to up to 1,138,182 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby, 727,273 ordinary shares were issued and 290,909 ordinary shares are issuable upon exercise of warrants that were issued to the selling shareholders, pursuant to a securities purchase agreement dated January 24, 2005, and up to 120,000 ordinary shares may be issued to the selling shareholders in payment of liquidated damages resulting from our failure to timely register the foregoing ordinary shares for disposition by the selling shareholders, as required under a registration rights agreement that we entered into with the selling shareholders. We are registering the ordinary shares for disposition by the selling shareholders pursuant to our commitment to them. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their ordinary shares.

     Attunity Ltd will not receive any additional proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.

     The ordinary shares of Attunity Ltd are traded on the NASDAQ National Market under the symbol "ATTU." On September 16, 2005, the closing price of an ordinary share of Attunity Ltd on the NASDAQ National Market was $2.32.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE ORDINARY SHARES OF ATTUNITY LTD.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Prospectus dated      , 2005

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Notice Regarding Forward-Looking Statements                                  2
Prospectus Summary                                                           4
Risk Factors                                                                 5
Capitalization and Indebtedness                                             16
Reasons for the Offer and Use of Proceeds                                   16
Market Price Data                                                           16
Selling Shareholders                                                        17
Offer Statistics, Expected Time Table and Plan of Distribution              19
Expenses Associated with the Registration                                   20
Foreign Exchange Controls and Other Limitations                             21
Experts                                                                     21
Legal Matters                                                               21
Matterial Changes                                                           21
Where You Can Best Find More Information; Incorporation of
    Certain Information by Reference                                        22
Enforceability of Civil Liabilities                                         23

     In this prospectus, "we", "us", "our", the "Company" and "Attunity" refer to Attunity Ltd, an Israeli company Attunity Ltd and its subsidiaries, unless otherwise indicated.

     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

     We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  ATTUNITY LTD

     We were incorporated under the laws of the State of Israel in 1988. We develop, market and support standards-based integration middleware for accessing mainframe, enterprise data sources and legacy applications.

     Our principal executive offices are located at Einstein Building, Tirat Carmel, Haifa 39101, Israel, and our telephone number is (+972) 4-855-9666. Our address on the Internet is http://www.attunity.com. INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

                                  THE OFFERING

Ordinary shares offered...........  1,138,182 shares (including 290,909 shares issuable upon exercise of warrants).

NASDAQ National Market symbol.....  "ATTU"

Use of proceeds...................  We will not receive any proceeds from the sale of the ordinary shares offered hereby.
                                    We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised, which we will use for working capital and general corporate purposes.

Ordinary shares outstanding.......  17,129,759 shares.

Risk Factors......................  Prospective investors should carefully consider the "Risk Factors" beginning on page 5 before buying the ordinary shares offered hereby.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISK FACTORS RELATING TO OUR COMPANY


WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

     We reported operating losses of $877,000 for the six months period ended June 30, 2005 and $4.04 million for the year ended December 31, 2004, and incurred operating losses in four of the five preceding years. We can not assure you that we will be able to achieve or sustain profitable operations in the future.


OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY.

     Our quarterly results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Our future operating results will depend on many factors, including, but not limited to, the following:

     o    the size and timing of significant orders and their fulfillment;

     o    demand for our products;

     o    changes in our pricing policies or those of our competitors;

     o    the number, timing and significance of product enhancements;

     o    new product announcements by us and our competitors;

     o our ability to successfully market newly acquired products and technologies;

     o our ability to develop, introduce and market new and enhanced products on a timely basis;

     o    changes in the level of our operating expenses;

     o    budgeting cycles of our customers;

     o customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;

     o    product life cycles;

     o    software bugs and other product quality problems;

     o    personnel changes;

     o    changes in our strategy;

     o seasonal trends and general domestic and international economic and political conditions, among others;

     o currency exchange rate fluctuations and economic conditions in the geographic areas where we operate; and

     o    the assurance of success in marketing new products or technologies.

     Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that our future operating results will be adversely affected by these or other factors.

     Revenues are also difficult to forecast because our sales cycle, from initial evaluation to purchase, is lengthy and varies substantially from customer to customer. We typically ship product orders shortly after receipt and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. As a result, license revenues in any quarter depend substantially on orders booked and shipped in that quarter.

     Due to all of the foregoing, we cannot predict revenues for any future quarter with any significant degree of accuracy. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely upon them as indications of future performance. Although we have experienced revenue growth in the past, we may not be able to sustain this growth rate, and you should not consider such past growth indicative of future revenue growth, or of future operating results.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

     Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, and the payment terms offered to our customers. We may need to raise additional funds in the future for a number of uses, including:

     o implementing marketing and sales activities for our products and services;

     o    expanding research and development programs;

     o    expanding investment in fixed assets; and

     o    hiring additional qualified personnel.

     We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

     o    develop new products;

     o    enhance our existing products;

     o    remain current with evolving industry standards;

     o    take advantage of future opportunities; or

     o    respond to competitive pressures or unanticipated requirements.

     Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.


OUR OPERATING RESULTS VARY QUARTERLY AND SEASONALLY.

     We have often recognized a substantial portion of our revenues in the last quarter of the year and in the last month, or even weeks or days, of a quarter. Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues.

     Our operating results reflect seasonal trends and we expect to continue to be affected by such trends in the future. We expect to continue to experience relatively higher sales in the first and second quarters of the year and relatively lower sales in the third quarter ending September 30, as a result of reduced sales activity in Europe during the summer months. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, it is likely that the price of our ordinary shares would be materially adversely affected.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We are based in Israel and generate a large percentage of our sales outside the United States. Our sales in the United States accounted for 40.2%, 39.3%, 35.9% and 53.6% of our total revenues for the years ended December 31, 2002, 2003, 2004 and the six months ended June 30, 2005, respectively. Although we continue to expand our international operations and commit significant management time and financial resources to developing direct and indirect international sales and support channels, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition will be adversely affected.

     International operations are subject to inherent risks, including the following:

     o the impact of possible recessionary environments in multiple foreign markets;

     o longer receivables collection periods and greater difficulty in accounts receivable collection;

     o    unexpected changes in regulatory requirements;

     o    difficulties and costs of staffing and managing foreign operations;

     o    reduced protection for intellectual property rights in some countries;

     o    potentially adverse tax consequences; and

     o    political and economic instability.

     We cannot be certain that we, our distributors or our resellers will be able to sustain or increase revenues from international operations or that the foregoing factors will not have a material adverse effect on our future revenues and, as a result, our business, operating results and financial condition.

     We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in United States dollars, the Euro and British Pound, a significant portion of our expenses are incurred in NIS. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to so do or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. Although exposure to currency fluctuations to date has not had a material adverse effect on our business there can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales and, consequently our business, operating results and financial condition.

WE ARE SUBJECT TO RISKS RELATING TO PROPRIETARY RIGHTS AND RISKS OF
INFRINGEMENT.

     We are dependent upon our proprietary software technology and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Except for our trademark registrations for Attunity(R), Attunity B2B(R) and Attunity Connect(R) in the United States, we do not have any trademark, patent or copyright registrations. To protect our software, documentation and other written materials, we rely on trade secret and copyright laws, which afford only limited protection. It is possible that others will develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. It is difficult to police the unauthorized use of products in our field, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

     We are not aware that we have infringed any proprietary rights of third parties. It is possible, however, that third parties will claim that we have infringed upon their intellectual property rights. We believe that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. It would be time consuming for us to defend any such claims, with or without merit, and any such claims could:

     o    result in costly litigation;

     o    divert management's attention and resources;

     o    cause product shipment delays; or

     o require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all.

     If there is a successful claim of infringement against us and we are not able to license the infringed or similar technology or other intellectual property, our business, operating results and financial condition would be materially adversely affected.

A SIGNIFICANT PORTION OF OUR REVENUES ARE DEPENDENT ON MAINTENANCE PAYMENTS FROM CUSTOMERS USING LEGACY CORVISION AND MANCAL 2000 SOFTWARE.

     Approximately 16% of our revenues are derived from annual maintenance payments made by customers who use CorVision, Mancal 2000 and APTuser, which are legacy software products. In 2002, 2003, 2004 and the six months ended June 30, 2005, these revenues on a consolidated basis totaled $3.0 million, $2.8 million, $2.7 million and $1.3 million, respectively. Some of these customers may replace these legacy products with more state-of-the-art products from other vendors and, as a result, discontinue use of these products. This would result in a reduction in our maintenance revenues and adversely affect our operating results.

OUR PRODUCTS HAVE A LENGTHY SALES CYCLE.

     Our customers typically use our products to deploy applications that are critical to their business. As a result, the licensing and implementation of our products generally involves a significant commitment of attention and resources by prospective customers. Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us. Our sales cycle can be further extended for sales made through third party distributors. Delay in the sales cycle of our products could result in significant fluctuations in our quarterly operating results.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES.

     We compete in a market that is characterized by rapid technological change. The introduction of new technologies could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services. Any future success will depend upon our ability to address the increasingly sophisticated needs of our customers by:

     o supporting existing and emerging hardware, software, databases and networking platforms; and

     o developing and introducing new and enhanced applications that keep pace with such technological developments, emerging new markets and changing customer requirements.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT MAY BE COSTLY TO CORRECT, DELAY MARKET ACCEPTANCE OF OUR PRODUCTS AND EXPOSE US TO LITIGATION.

     Despite testing by us, errors may be found in our software products. If defects are discovered, we may not be able to successfully correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation. Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions, and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim. We currently do not carry product liability insurance for our products.

THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL WOULD NEGATIVELY AFFECT OUR BUSINESS.

     Our future success depends to a large extent on the continued services of our senior management and key personnel. In particular, we are dependent on the services of a small number of key executives. Any loss of the services of members of our senior management or other key personnel, particularly to a competitor, would negatively affect our business.

OUR RESULTS MAY BE ADVERSELY AFFECTED BY COMPETITION.

     The market for our software products is fragmented and is intensely competitive. Competition in the industry is generally based on product performance, depth of product line, technical support and price. We compete both with international and local software providers, many of whom have significantly greater financial, technical and marketing resources than us. We anticipate continued growth and competition in the software products market and, consequently, the entrance of new competitors into the market. Our existing and potential competitors may be able to develop software products and services that are as effective as, or more effective or easier to use than those offered by us. Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

     Our policy is to retain earnings for use in our business and, for this reason, we do not intend to pay cash dividends on the ordinary shares in the foreseeable future.

RISK FACTORS RELATING TO OUR ORDINARY SHARES

OUR SHARE PRICE HAS BEEN VOLATILE IN THE PAST AND MAY DECLINE IN THE FUTURE.

     Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

     o    quarterly variations in our operating results;

     o operating results that vary from the expectations of securities analysts and investors;

     o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     o announcements of technological innovations or new products by us or our competitors;

     o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    changes in the status of our intellectual property rights;

     o announcements by third parties of significant claims or proceedings against us;

     o    additions or departures of key personnel;

     o    future sales of our ordinary shares; and

     o    stock market price and volume fluctuations.

     Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

ISSUANCE OF A SIGNIFICANT AMOUNT OF ADDITIONAL ORDINARY SHARES ON ACCOUNT OF OUTSTANDING WARRANTS AND CONVERTIBLE NOTES WILL DILUTE OUR CURRENT SHAREHOLDERS AND SUBSTANTIAL FUTURE SALES OF OUR ORDINARY SHARES MAY DEPRESS OUR SHARE PRICE.

     As of September 15, 2005, we had 17,129,759 ordinary shares issued and outstanding and approximately 8.55 million additional ordinary shares are issuable upon exercise of outstanding options and warrants and the conversion of convertible notes. This includes 1,018,182 ordinary shares (290,909 of which are issuable upon the exercise of outstanding warrants) that were issued to investors in a private placement that we completed in January 2005, and up to an additional 120,000 ordinary shares may be issued to such investors in payment of liquidated damages resulting from our failure to timely register the foregoing ordinary shares for disposition by the investors, as required under a registration rights agreement that we and the investors entered into in connection with the private placement. The issuance of a significant amount of additional ordinary shares on account of the outstanding warrants, convertible notes and in payment of the foregoing liquidated damages will dilute our current shareholders and may depress our share price. In addition, if our shareholders, and in particular the investors in the January 2005 private placement, sell substantial amounts of our ordinary shares, including shares issuable upon the exercise of outstanding warrants, convertible notes or employee options, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market might also make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

RISK FACTORS RELATING TO OUR OPERATIONS IN ISRAEL

CONDUCTING BUSINESS IN ISRAEL ENTAILS SPECIAL RISKS.

     We are incorporated under the laws of, and our executive offices and research and development facilities are located in, the State of Israel. Although most of our sales are made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel.

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. These developments have adversely affected the regional peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. In August 2005, Israel evacuated all Israeli settlements in the Gaza Strip and four settlements in the West Bank. The implications of this action cannot at this time be foreseen. Any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price.

     Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses had, and may in the future continue to have, an adverse impact on our operations, our financial results or the expansion of our business. No predictions can be made as to whether or when a final resolution of the area's problems will be achieved or the nature thereof and to what extent the situation will impact Israel's economic development or our operations.

OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY THE OBLIGATION OF OUR PERSONNEL TO PERFORM MILITARY SERVICE.

     Many of our executive officers and employees in Israel are obligated to perform up to 36 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED BY INFLATION AND CURRENCY FLUCTUATIONS.

     Since we report our financial results in dollars, fluctuations in rates of exchange between the dollar and non-dollar currencies may have a material adverse affect on our results of operations. A portion of our expenses are paid in NIS (primarily salaries) and are influenced by the timing of, and the extent to which, any increase in the rate of inflation in Israel over the rate of inflation in the United States is not offset by the devaluation of the NIS in relation to the dollar. We believe that the rate of inflation in Israel has not had a material adverse effect on our business to date However, our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind inflation in Israel. Over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. Likewise, our operations could be adversely affected if we are unable to guard against currency fluctuations in the future. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into such transactions in the future or that such measures will adequately protect us from serious harm due to the impact of inflation in Israel.

WE CANNOT GUARANTEE CONTINUATION OF GOVERNMENT PROGRAMS AND TAX BENEFITS.

     We have in the past received certain Israeli government grants and currently enjoy certain tax benefits in Israel. To remain eligible for these grants and tax benefits, we must continue to meet certain conditions, including making some specified investments in fixed assets. If we fail to comply with these conditions in the future, the benefits we receive could be canceled and we may have to refund payments previously received under these programs (with interest and linkage differentials) or pay certain taxes. We cannot guarantee that these programs and tax benefits will be continued in the future, at their current levels or at all. If these programs and tax benefits are ended, our business, financial condition and results of operations could be negatively affected.

SERVICE AND ENFORCEMENT OF LEGAL PROCESS ON US AND OUR DIRECTORS AND OFFICERS MAY BE DIFFICULT TO OBTAIN.

     Service of process upon our directors and officers and the Israeli experts named herein, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts named in this annual report are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE DIFFICULT AN ACQUISITION OF US, WHICH COULD DEPRESS THE PRICE OF OUR SHARES.

     Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization of our company as of June 30, 2005.

                                                       June 30, 2005
                                                          --------
                                                           Actual
                                                          --------
                                                       (in thousands)
Long-term debt ....................................       $   487
Total shareholders' equity ........................       $11,493
                                                          -------

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     This prospectus relates to the disposition of up to 1,138,182 of our ordinary shares, of which 727,273 ordinary shares are outstanding, 290,909 ordinary shares are issuable upon exercise of warrants and up to 120,000 ordinary shares may be issued to the selling shareholders in payment of liquidated damages resulting from our failure to timely register the foregoing ordinary shares for disposition by the selling shareholders, as required under a registration rights agreement that we entered into with the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

                                MARKET PRICE DATA

     Our ordinary shares have traded on the NASDAQ National Market since our initial public offering on December 17, 1992.

QUARTERLY STOCK INFORMATION

     The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market.

                                             HIGH           LOW
                                           --------       --------
2003
First Quarter ......................       $   1.05       $   0.80
Second Quarter .....................       $   1.59       $   0.90
Third Quarter ......................       $   1.48       $   1.00
Fourth Quarter .....................       $   2.22       $   1.05

2004
First Quarter ......................       $   3.62       $   2.08
Second Quarter .....................       $   3.36       $   2.30
Third Quarter ......................       $   2.90       $   1.96
Fourth Quarter .....................       $   2.80       $   2.15

2005
First Quarter ......................       $   3.49       $   2.41
Second Quarter .....................       $   3.08       $   2.28
Third Quarter (through September 16)       $   2.85       $   2.05


MONTHLY STOCK INFORMATION

     The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market.


MONTH                                        HIGH           LOW
-----                                      --------       --------
March 2005 .........................       $   3.49       $   2.77
April 2005 .........................       $   3.08       $   2.72
May 2005 ...........................       $   2.89       $   2.50
June 2005 ..........................       $   2.70       $   2.28
July 2005 ..........................       $   2.85       $   2.15
August 2005 ........................       $   2.49       $   2.05


                              SELLING SHAREHOLDERS

     The registration statement of which this prospectus forms a part covers up to 1,138,182 ordinary shares. On January 24, 2005 we entered into a securities purchase agreement with certain funds affiliated with Weiss, Peck & Greer, pursuant to which such funds purchased an aggregate of 727,273 of our ordinary shares for $2.0 million. In addition, these funds acquired warrants to purchase an aggregate of 290,909 ordinary shares having an exercise price of $2.75 per share, and exercisable until January 23, 2008, with a call provision that allows us to call the exercise of the warrants if the closing price of the ordinary shares exceeds $4.70 for twenty (20) consecutive trading days. We undertook to file a registration statement with the Securities and Exchange Commission, or the SEC, to register the resale of the ordinary shares issued to such funds and the ordinary shares issuable upon exercise of the warrants and to maintain a registration statement in effect in order to allow the funds to freely sell these shares. Up to an additional 120,000 ordinary shares may be issued to such funds in payment of liquidated damages resulting from our failure to timely register the ordinary shares issued and ordinary shares issuable upon exercise of the warrants for disposition by the selling shareholders from time to time, as required under a registration rights agreement that we entered into with such funds. The ordinary shares and the warrants were issued to the funds in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, including the provisions of Regulation D promulgated thereunder.

     We are registering the ordinary shares in order to permit the selling shareholders to dispose of the shares from time to time.

     The following table lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder's ownership of ordinary shares, the promissory notes and warrants as of September 15, 2005, assuming full conversion of the promissory notes and full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

     The fourth column lists the number of ordinary shares being offered by this prospectus by each of the selling shareholders.

     The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their ordinary shares in this offering.

                                                                                                               PERCENTAGE OF
                                 NUMBER OF         PERCENTAGE OF     MAXIMUM NUMBER OF        NUMBER OF          ORDINARY
                              ORDINARY SHARES     ORDINARY SHARES     ORDINARY SHARES      ORDINARY SHARES        SHARES
                            BENEFICIALLY OWNED     BENEFICIALLY      OFFERED PURSUANT        BENEFICIALLY      BENEFICIALLY
     NAME OF SELLING             PRIOR TO         OWNED PRIOR TO          TO THIS            OWNED AFTER        OWNED AFTER
       SHAREHOLDER               OFFERING             OFFERING           PROSPECTUS            OFFERING          OFFERING
       -----------               --------             --------           ----------            --------          --------
WPG Select Technology QP
  Fund, L.P. ...........        401,481 (1)             2.4%               401,481                0                 0%

WPG Select Technology
  Overseas, L.P. .......        237,340 (2)             1.4%               237,340                0                 0%

WPG Software Fund, L.P..        419,244 (3)             2.5%               419,244                0                 0%

WPG Select Technology
  Fund, L.P. ...........         80,117 (4)             0.5%                80,117                0                 0%


----------

(1) Includes 102,615 ordinary shares issuable upon exercise of currently exercisable Warrants and up to 42,329 ordinary shares issuable in payment of liquidated damages resulting from our failure to timely register the ordinary shares for disposition by the selling shareholder. Weiss, Peck & Greer Investments a division of Robeco USA, LLC, is the sole Managing Member of WPG-Software Fund Manager, LLC, the General Partner of WPG Select Technology QP Fund, L.P. Mr. Ben Taylor and Mr. Daniel Vandivort exercise sole voting and dispositive powers with respect to both the shares held and the shares issuable under the warrants held by WPG Select Technology QP Fund, L.P.

(2) Includes 60,662 ordinary shares issuable upon exercise of currently exercisable Warrants up to 25,023 ordinary shares issuable in payment of liquidated damages resulting from our failure to timely register the ordinary shares for disposition by the selling shareholder. Weiss, Peck & Greer Investments, a division of Robeco USA, LLC, is the sole Managing Member of WPG-Software Fund Manager, LLC, the Supervisory General Partner of WPG Select Technology Overseas, L.P. Mr. Ben Taylor and Mr. Daniel Vandivort exercise sole voting and dispositive powers with respect to both the shares held and the shares issuable under the warrants held by WPG Select Technology Overseas.

(3) Includes 107,155 ordinary shares issuable upon exercise of currently exercisable Warrants up to 44,201 ordinary shares issuable in payment of liquidated damages resulting from our failure to timely register the ordinary shares for disposition by the selling shareholder. Weiss, Peck & Greer Investments, a division of Robeco USA, LLC, is the sole Managing Member of WPG-Software Fund Manager, LLC, the General Partner of WPG Software Fund, L.P. Mr. Ben Taylor and Mr. Daniel Vandivort exercise sole voting and dispositive powers with respect to both the shares held and the shares issuable under the warrants held by WPG Software Fund, L.P.

(4) Includes 20,477 ordinary shares issuable upon exercise of currently exercisable Warrants up to 8,447 ordinary shares issuable in payment of liquidated damages resulting from our failure to timely register the ordinary shares for disposition by the selling shareholder. Weiss, Peck & Greer Investments, a division of Robeco USA, LLC, is the sole Managing Member of WPG-Software Fund Manager, LLC, the General Partner of WPG Select Technology Fund, L.P. Mr. Ben Taylor and Mr. Daniel Vandivort exercise sole voting and dispositive powers with respect to both the shares held and the shares issuable under the warrants held by Select Technology Fund LP.

         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares offered hereby on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders. Sales of the shares offered hereby may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

     The selling shareholders may enter into hedging transactions with regard to the shares offered hereby. In connection with such transactions the counterparties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counterparties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

     The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the disposition of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling shareholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the initial price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

     We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $57,000, which include the following categories of expenses:


SEC registration fee .........................          $   372.97

Printing and photocopying fees ...............              500.00

Legal fees and expenses ......................           28,000.00

Accounting fees and expenses .................           27,000.00

Transfer agent and registrar fees and expenses              500.00

Miscellaneous expenses .......................              627.03
                                                        ----------
         Total Expenses ......................          $57,000.00
                                                        ==========

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new "general permit" was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under such law, and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies.

     Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2004 and 2003 and as of December 31, 2003 and 2002, and for each of the three years in the periods ended December 31, 2004 and December 31, 2003, respectively, appearing in our Annual Report on Form 20-F for the year ended December 31, 2004, and incorporated in this prospectus by reference, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon included herein and incorporated in this prospectus by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the 1,138,182 ordinary shares offered hereby will be passed on for us by Goldfarb, Levy, Eran & Co. of Tel Aviv, Israel.

                                MATERIAL CHANGES

     Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004.

           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE

     This prospectus is a part of a registration statement on Form F-3, Registration No. 333-122937, which we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We file annual and special reports and other information with the SEC (Commission File Number 000-20892). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

     o Our Reports on Form 6-K submitted to the SEC on January 31, 2005, April 1, 2005, April 20, 2005, June 30, 2005, July 28, 2005 and August
          31, 2005; and

     o The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on December 17, 1991 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Attunity Ltd., Einstein Building, Tirat Carmel 39101, Haifa, Israel, Attn.:
Company Secretary, telephone number +972-4-855-9666. You may also obtain information about us by visiting our website at http://www.attunity.com. Information contained in our website is not part of this prospectus.

     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

     We have irrevocably appointed our subsidiary, Attunity Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

                                  ATTUNITY LTD






                            1,138,182 ORDINARY SHARES







                           ---------------------------


                                   PROSPECTUS


                           ---------------------------





                    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.



                                      2005

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. However, a company may not exculpate a director in advance from his liability to the company with respect to a breach of his duty of care in the event of distributions. Our articles of association permit us to exculpate an officer to the maximum extent permitted by the Israeli Companies Law.

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

     o    a breach of his duty of care to us or to another person;

     o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

     o    a financial liability imposed upon him in favor of another person.

     Our articles of association provide that we may enter into a contract for the insurance of the liability, in whole in part, of any of our office holders, to the maximum extent permitted by the Israeli Companies Law.

     In addition, in accordance with the Israeli Companies Law, our articles of association provide that we may, with respect to an act performed by an office holder in such capacity, (i) undertake in advance to indemnify an office holder, provided that the undertaking shall be limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our board of directors determines to be reasonable under the circumstances; and (ii) indemnify an office holder retroactively; against:

     o a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court;

     o reasonable litigation expenses, including attorney's fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, incurred by such office holder or charged to him or her by a court, in a proceeding we instituted against him or her or instituted on our behalf or by another person, or in a criminal charge from which he or she was acquitted or in which he or she was convicted of a criminal offense that does not require proof of intent.

     Our articles of association include the following provisions:

     o we are authorized to grant in advance an undertaking to indemnify our office holders, provided that the undertaking is: limited to specified events which the board of directors determines to be anticipated; and limited to an amount determined by the board of directors to be feasible under the circumstances.

     o    we are authorized to indemnify retroactively our office holders.

     These provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of certain improper actions.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if such office holder is a director, also by our shareholders.

     We have undertaken to indemnify our office holders to the fullest extent permitted by law by providing them with a letter of indemnification to be substantially in the form previously approved by our shareholders. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million including legal costs incurred in Israel.

ITEM 9.  EXHIBITS

     EXHIBIT
     NO.               DESCRIPTION OF EXHIBIT
     ---               ----------------------

     4.1  Memorandum of Association of the Registrant (1)
     4.2  Articles of Association of the Registrant, as amended (2)
     4.3  Specimen of Ordinary Share Certificate (3)
     4.4 Note and Warrant Purchase Agreement dated March 22, 2004, among the Registrant and the purchasers signatory thereto (4)
     4.5 Registration Rights Agreement dated May 4, 2004, among the Registrant and the purchasers signatory thereto (5)
     4.6  Form of Convertible Promissory Note (6)
     4.7 Form of Warrant issued in connection with the Note and Warrant Purchase Agreement dated March 22, 2004 (7)
     4.8  Form of Series A Warrant (8)
     4.9  Form of Series B Warrant (9)

     4.10 Form of October 2001 Placement Agent's Warrant (10)
     4.11 Form of Warrant issued to Gaus Investments Ltd. and R.4.B Ltd. (11)
     4.12 Loan Agreement dated June 3, 2004 among the Registrant and Plenus Technologies, Ltd. (12)
     4.13 Form of Warrant issued to Plenus Technologies Ltd. (12)
     4.14 Amendment to Share Purchase Agreement among the Registrant, Bridges For Islands Ltd., Dov Biran, Dr. Dov Biran Holdings Ltd. and Poalim Capital Markets and Investments Ltd. (13)
     4.15 Securities Purchase Agreement dated January 24, 2005, among the Registrant and certain funds affiliated with Weiss, Peck & Greer*
     4.16 Registration Rights Agreement dated January 24, 2005, among the Registrant and certain funds affiliated with Weiss, Peck & Greer*
     4.17 Form of Warrant issued to certain funds affiliated with Weiss, Peck & Greer*
     4.18 Agreement with One Software Technologies Ltd.*
     5.1 Opinion of Goldfarb, Levy, Eran & Co. regarding legality of the securities being registered
     23.1 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst and Young Global
     23.2 Consent of Goldfarb, Levy, Eran & Co. (contained in Exhibit 5.1)
     24.1 Power of Attorney (included in the signature page of the Registration Statement)*

----------
(1) Filed as a Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on October 30, 1992, and incorporated herein by reference.
(2) Filed as Exhibit 3.2 to the Registrant's annual report on Form 20-F for the year ended December 31, 2000, filed on July 13, 2001, and incorporated herein by reference.
(3) Filed as a Exhibit 4 to the Amendment No. 2 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on December 9, 1992, and incorporated herein by reference.
(4) Incorporated by reference to Item 3 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(5) Incorporated by reference to Item 6 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(6) Incorporated by reference to Item 5 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(7) Incorporated by reference to Item 4 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(8) Filed as Exhibit 10.2 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(9) Filed as Exhibit 10.3 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(10) Filed as Exhibit 10.4 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(11) Filed as Exhibit 4.14 to the Registrant's annual report on Form 20-F for the year ended December 31, 2003, filed on June 30, 2004, and incorporated herein by reference.
(12) Filed as Exhibit 4.13 to the Registrant's annual report on Form 20-F for the year ended December 31, 2003, filed on June 30, 2004, and incorporated herein by reference.
(13) Filed as Exhibit 10.6 to the Registrant's annual report on Form 20-F for the year ended December 31, 2000, filed on July 16, 2001, and incorporated herein by reference.

*Previously filed.

ITEM 10.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haifa, Israel, on September 19, 2005.

                                            ATTUNITY LTD

                                            By: /S/ Ofer Segev
                                            ------------------
                                            Ofer Segev
                                            Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 19, 2005.

SIGNATURE                        TITLE
---------                        -----

     *                           Chairman of the Board of Directors
-------------------
Shimon Alon

     *                           Chief Executive Officer and Director
-------------------
Itzhak (Aki) Ratner


/S/ Ofer Segev                   Chief Accounting and Financial Officer
-------------------
Ofer Segev

     *                           Director
-------------------
Dov Biran

     *                           Director
-------------------
Dan Falk


-------------------              Director
Anat Segal


-------------------              Director
Ron Zuckerman


-------------------              Director
Zamir Bar-Zion



Attunity Inc.                    Authorized Representative in the United States

By: /S/ Ofer Segev
------------------
Name: Ofer Segev
Title:  Chief Financial Officer

* By: /S/ Ofer Segev
--------------------
Ofer Segev
(Attorney-in-fact)